Exhibit 99.1

American Campus Communities, Inc. Reports Third Quarter 2012 Financial Results

Achieves industry leading occupancy, places 28 assets totaling $1.2 billion into service, tightens guidance range and raises midpoint

AUSTIN, Texas--(BUSINESS WIRE)—October 22, 2012--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended September 30, 2012.

Highlights

•
Achieved quarterly FFOM per share of $0.32 per fully diluted share or $29.4 million, compared to $0.34 per fully diluted share or $24.0 million for the third quarter prior year. Excluding $4.7 million of acquisition expenses, third quarter FFOM would have been $0.38 per fully diluted share or $34.1 million.

•	Increased net operating income ("NOI") for same store wholly-owned portfolio by 4.1 percent over the third quarter 2011.

•
Achieved industry leading occupancy at the same store wholly-owned portfolio of 97.4 percent as of September 30, 2012, compared to 98.2 percent for the same date prior year, with an average rental rate increase of 3.4 percent.

•	Acquired 17 properties containing 8,914 beds for a purchase price of $844.0 million.

•
Delivered 11 owned development projects into service for the 2012-2013 academic year. The new projects totaling $381.4 million in total development cost and containing 6,703 beds were 95.2 percent occupied as of September 30, 2012.

•
Executed a presale agreement via the company’s mezzanine investment program to acquire Townhomes at Newtown Crossing, a 608-bed off-campus development opening in August 2013 that will serve students attending the University of Kentucky, for a purchase price of $38.8 million.

•	Completed construction on four third-party development projects, which earned a combined total of $8.7 million in third-party fees.

•
Raised $731.9 million in net proceeds from a public offering of 17,250,000 shares of common stock at a price of $44.25 per share on July 16, 2012, which includes 2,250,000 shares issued as a result of the underwriters' exercise of their over-allotment option in full at the closing.

"This was an exceptional quarter on all fronts as we placed 28 high-quality assets into service representing $1.2 billion in growth," said Bill Bayless, American Campus CEO. "These Class A properties are an average age of only 4.7 years with an average distance to campus of just 0.2 miles. In addition, we once again had solid internal growth with 4.1 percent same store NOI for the quarter compared to the prior year, while simultaneously using our proprietary leasing and revenue management systems to complete the 2012-2013 leasing season with an industry leading same store occupancy with strong rental rate growth. These results have set the stage for another year of robust revenue and NOI growth.  We believe our performance this quarter clearly reinforces our best-in-class reputation in the student housing industry."

Third Quarter Operating Results

Revenue for the 2012 third quarter totaled $118.8 million, up 24.8 percent from $95.2 million in the third quarter 2011. The increase in revenues was primarily due to growth resulting from property acquisitions, recently completed development properties, and increased rental rates for the 2012-2013 academic year. FFO for the 2012 third quarter totaled $28.9 million, or $0.32 per fully diluted share, as compared to $23.7 million, or $0.33 per fully diluted share for the same quarter in 2011. FFOM for the 2012 third quarter was $29.4 million, or $0.32 per fully diluted share as compared to $24.0 million, or $0.34 per fully diluted share for the same quarter in 2011. Excluding acquisition-related costs, FFO for the 2012 third quarter totaled $33.6 million or $0.37 per fully diluted share and FFOM for the 2012 third quarter totaled $34.1 million or $0.38 per fully diluted share. A reconciliation of FFO and FFOM to net income is shown in Table 3.

Portfolio Update

Acquisitions

During the quarter, the company completed the purchase of Campus Acquisitions’ student housing portfolio containing 15 assets containing 6,579 beds for approximately $627.0 million including $231.1 million of secured debt. The company anticipates investing $13.7 million in capital improvements to drive future rental rate and revenue growth. The projected year-one cap rate is 5.9 percent nominal (inclusive of upfront capital improvements) and 5.6 percent economic (inclusive of the assumed $200 per bed capital reserves, upfront capital improvements, loan assumption costs, and transaction expenses). For more details on the transaction, please refer to the press release previously posted on the company's website.

In August, the company acquired The Block, a six-community off-campus property consisting of 1,555 beds, for a purchase price of $165.0 million. Built in 2007-2008, The Block is located within the West Campus submarket and serves students attending The University of Texas at Austin. The community is currently 98.6 percent occupied. The projected year-one cap rate for the project (inclusive of $3.5 million in upfront capital for upgraded amenities and deferred maintenance) is 5.9 percent nominal and 5.6 percent economic.

Mezzanine Investment Program

In September, the company exercised its option to purchase The Retreat, a 780-bed cottage community that opened in August 2012 and serves students attending Texas State University in San Marcos, as part of the company’s mezzanine investment program for $52.0 million. The projected year-one cap rate is 7.0 percent nominal and 6.6 percent economic.

Also during the quarter, the company executed a presale agreement via the company’s mezzanine investment program to acquire Townhomes at Newtown Crossing, a 608-bed off-campus development opening in August 2013 that will serve students attending the University of Kentucky for a purchase price of $38.8 million. As part of the agreement, the company is providing the developer with $2.0 million in mezzanine financing for the development of the project, which has a stabilized nominal yield of 7.0 percent.

Developments

Owned

During the quarter, the company completed construction and delivered $381.4 million of owned assets into service. The 11 developments are all core Class A assets pedestrian to campus in their respective markets and achieved a cumulative first-year development yield of 7.1 percent. As of September 30, 2012, the new assets are 95.2 percent occupied for the upcoming academic year.

Also during the quarter, the company executed a ground lease agreement via the company’s American Campus Equity (ACE) program and commenced construction on a seventh-phase project at Prairie View A&M University in Texas. The $15.6 million on-campus development will contain 336 beds.The company has previously demolished all of the University’s older traditional housing stock consisting of more than 3,000 beds and developed 3,870 new beds for the University, including this phase, making it the largest student housing revitalization project in the nation.

Subsequent to quarter end, the company commenced construction on a $112.3 million mixed-use development project in Orlando, Florida. The 1,313-bed project, referred to as University Shoppes, is located adjacent to the University of Central Florida and will feature 60,000 square-feet of retail space with four-stories of residential units. The community is scheduled to open for occupancy in August 2014.

Dispositions

Subsequent to quarter end, the company sold Brookstone Village and Campus Walk, a combined 528-bed community located in Wilmington, North Carolina, for a total sales price of $26.6 million. The outstanding debt on the two properties was $10.8 million. Cap rates on the transaction are 6.6 percent nominal and 6.3 percent economic.

Capital Markets

During the quarter, the company raised $731.9 million in net proceeds from a public offering of 17,250,000 shares of common stock at a price of $44.25 per share on July 16, 2012, which includes 2,250,000 shares issued as a result of the underwriters' exercise of their over-allotment option in full at the closing. Proceeds have been used to fund the cash portion of the Campus Acquisitions transaction, to repay the outstanding balance on the company’s revolving credit facility, and to fund future acquisition and development opportunities.

2012 Outlook

Management tightens the fiscal year 2012 FFO range to $2.04 to $2.08 and the 2012 FFOM range to $1.99 to $2.03 per fully diluted share, excluding the impact of incurred and anticipated acquisition-related expenses and debt defeasance costs related to property dispositions of approximately $8.1 million. Significant assumptions include: (1) the company will achieve property level net operating income, including dispositions and excluding acquisition-related costs, of $238.2 million to $239.6 million; (2) the company will complete its inaugural bond offering during the fourth quarter of 2012 or early 2013; (3) no additional property acquisitions or dispositions, other than what has been closed subsequent to the third quarter of 2012; and (4) an annual weighted average share count of 84.3 million.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss third quarter results and the 2012 outlook on Tuesday, October 23, 2012 at 11 a.m. EDT (10:00 a.m. CDT). Participants from within the U.S. may dial 866-843-0890 passcode 4610447, and participants outside the U.S. may dial 412-317-9250 passcode 4610447 at least 10 minutes prior to the call.

To listen to the live broadcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website.  A replay of the conference call will be available beginning one hour after the end of the call until October 31, 2012 by dialing 877-344-7529 or 412-317-0088 conference number 10018436. The replay also will be available for one year at www.americancampus.com. The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or FFOM, which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes impairment and other non-cash charges. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest owner and manager of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 141 student housing properties containing approximately 85,500 beds. Including its owned and third-party managed properties, ACC’s total managed portfolio consists of 169 properties with approximately 108,300 beds. Visit www.americancampus.com or www.studenthousing.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	September 30, 2012	December 31, 2011
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$3,944,757	$2,761,757
Wholly-owned properties held for sale	22,010	27,300
On-campus participating properties, net	58,080	59,850
Investments in real estate, net	4,024,847	2,848,907

Cash and cash equivalents	18,011	22,399
Restricted cash	51,078	22,956
Student contracts receivable, net	9,483	5,324
Other assets	111,153	108,996

Total assets	$4,214,572	$3,008,582

Liabilities and equity
Liabilities:
Secured mortgage, construction and bond debt	$1,157,388	$858,530
Unsecured term loan	350,000	200,000
Unsecured revolving credit facility	206,000	273,000
Secured agency facility	116,000	116,000
Accounts payable and accrued expenses	57,700	36,884
Other liabilities	113,637	77,840
Total liabilities	2,000,725	1,562,254

Redeemable noncontrolling interests	56,838	42,529

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	917	725
Additional paid in capital	2,470,737	1,664,416
Accumulated earnings and dividends	(335,667)	(286,565)
Accumulated other comprehensive loss	(7,551)	(3,360)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	2,128,436	1,375,216
Noncontrolling interests	28,573	28,583
Total equity	2,157,009	1,403,799

Total liabilities and equity	$4,214,572	$3,008,582

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues
Wholly-owned properties	$110,112	$86,420	$304,346	$252,120
On-campus participating properties	5,087	5,011	17,766	17,115
Third-party development services	1,467	1,568	7,427	6,150
Third-party management services	1,687	1,794	5,083	5,427
Resident services	454	407	982	1,022
Total revenues	118,807	95,200	335,604	281,834

Operating expenses
Wholly-owned properties	60,682	48,612	148,721	122,808
On-campus participating properties	3,010	2,870	8,306	7,495
Third-party development and management services	2,602	2,488	8,013	7,801
General and administrative	7,582	2,880	15,760	8,931
Depreciation and amortization	28,336	21,701	76,838	64,050
Ground/facility leases	1,093	810	2,861	2,624
Total operating expenses	103,305	79,361	260,499	213,709

Operating income	15,502	15,839	75,105	68,125

Nonoperating income and (expenses)
Interest income	429	167	1,358	374
Interest expense	(13,812)	(13,046)	(39,591)	(38,928)
Amortization of deferred financing costs	(1,072)	(1,223)	(3,047)	(3,776)
(Loss) income from unconsolidated joint ventures	-	(42)	444	(67)
Other nonoperating income	136	-	14	-
Total nonoperating expenses	(14,319)	(14,144)	(40,822)	(42,397)

Income before income taxes and discontinued operations	1,183	1,695	34,283	25,728
Income tax provision	(181)	(88)	(493)	(373)
Income from continuing operations	1,002	1,607	33,790	25,355

Discontinued operations
Income attributable to discontinued operations	20	185	961	1,924
Gain from disposition of real estate	-	-	83	14,574
Total discontinued operations	20	185	1,044	16,498

Net income	1,022	1,792	34,834	1,853
Net income attributable to noncontrolling interests	(395)	(151)	(1,853)	(1,059)
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$627	$1,641	$32,981	$40,794

Other comprehensive (loss) income
Change in fair value of interest rate swaps	(2,386)	468	(4,191)	1,395
Comprehensive (loss) income	$(1,759)	$2,109	$28,790	$42,189

Net income per share attributable to American Campus Communities, Inc. and Subsidiaries common stockholders
Basic	$-	$0.02	$0.41	$0.59
Diluted	$-	$0.02	$0.40	$0.58

Weighted-average common shares outstanding
Basic	89,169,868	70,008,276	79,404,323	68,551,434
Diluted	89,751,495	70,561,514	80,009,463	69,120,438

1.
Wholly-owned properties operating expenses for the three and nine months ended September 30, 2012 include $0.9 million and $1.6 million, respectively, of acquisition-related costs such as broker fees, due diligence costs and legal and accounting fees.

2.
General and administrative expenses for the three and nine months ended September 30, 2012 include $3.8 million and $4.5 million, respectively, of acquisition-related costs such as due diligence costs and legal and accounting fees related to the acquisition of a 15-property portfolio from Campus Acquisitions in September 2012.

Table 3
American Campus Communities, Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income attributable to American Campus Communities, Inc. and Subsidiaries	$627	$1,641	$32,981	$40,794
Noncontrolling interests2	129	151	798	1,059
Gain from disposition of real estate	-	-	(83)	(14,574)
Loss (income) from unconsolidated joint ventures	-	42	(444)	67
FFO from unconsolidated joint ventures3	-	(26)	429	(19)
Real estate related depreciation and amortization	28,122	21,917	76,201	65,569

Funds from operations (“FFO”)	28,878	23,725	109,882	92,896

Elimination of operations of on-campus participating properties
Net loss (income) from on-campus participating properties	919	770	(535)	(576)
Amortization of investment in on-campus participating properties	(1,167)	(1,123)	(3,481)	(3,330)
	28,630	23,372	105,866	88,990

Modifications to reflect operational performance of on-campus participating properties
Our share of net cash flow4	529	441	1,602	1,715
Management fees	236	215	814	770
Impact of on-campus participating properties	765	656	2,416	2,485
Elimination of gain on debt restructuring -
unconsolidated joint venture5	-	-	(424)	-
Loss on remeasurement of equity method investment6	-	-	122	-
Funds from operations-modified ("FFOM”)	$29,395	$24,028	$107,980	$91,475

FFO per share – diluted	$0.32	$0.33	$1.36	$1.32

FFOM per share – diluted7	$0.32	$0.34	$1.33	$1.30

Weighted average common shares outstanding – diluted	90,764,959	71,580,468	81,011,069	70,152,495

1.
Net income for the three and nine months ended September 30, 2012 includes $4.7 million and $6.1 million, respectively, of acquisition-related costs such as broker fees, due diligence costs and legal and accounting fees.

2.
The adjustment to FFO for noncontrolling interests’ share of net income excludes $0.3 million and $1.1 million for the three and  nine months ended September 30, 2012, respectively, of income attributable to the noncontrolling partner in The Varsity, a property purchased in December 2011  from a seller that retained a 20.5% noncontrolling interest in the property.

3.
Represents our 10% share of FFO from a joint venture with Fidelity (“Fund II”) in which we were a noncontrolling partner. In January 2012, we purchased the full ownership interest in the one remaining property owned by Fund II (University Heights). Subsequent to the acquisition, the property is now wholly-owned and is consolidated by the company.

4.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures. Represents amounts accrued for the interim periods.

5.
Immediately prior to our purchase of University Heights from Fund II (see Note 3), Fund II negotiated a Settlement Agreement with the lender of the property’s mortgage loan whereby the lender agreed to accept a discounted amount that was less than the original principal amount of the loan as payment in full. Accordingly, Fund II recorded a gain on debt restructuring to reflect the discounted payoff.  Our 10% share of such gain is reflected above as an adjustment to FFOM.

6.
Represents a non-cash loss recorded to remeasure our equity method investment in Fund II to fair value as a result of our purchase of the full ownership interest in University Heights from Fund II in January 2012.

7.	Excluding the acquisition-related costs mentioned in note 1, FFOM per fully diluted share was $0.38 and $1.41 for the three and nine months ended September 30, 2012, respectively.

Table 4
American Campus Communities, Inc. and Subsidiaries
2012 Outlook1
(unaudited, dollars in thousands, except per share data)

	Low	High
Net income	$53,100	$56,400
Noncontrolling interests	1,250	1,350
Depreciation and amortization	109,750	109,750
Funds from operations (“FFO”)	164,100	167,500

Elimination of operations from on-campus participating properties	(7,500)	(7,500)

Modifications to reflect operational performance of on-campus participating properties	3,000	3,000
Funds from operations – modified (“FFOM”)	$159,600	$163,000

Weighted average common shares outstanding – diluted	84,300,000	84,300,000

Net income per share – diluted	$0.63	$0.67

FFO per share – diluted	$1.95	$1.99

FFOM per share – diluted	$1.89	$1.93

Acquisition and debt defeasance costs	$8,100	$8,100

FFO per share (excluding acq. and debt defeasance costs)	$2.04	$2.08

FFOM per share (excluding acq. and debt defeasance costs)	$1.99	$2.03

1.
Assumes: (1) the company will achieve property level net operating income, including dispositions and excluding acquisition-related costs, of $238.2 million to $239.6 million; (2) the company will initiate an inaugural bond offering during the fourth quarter 2012 or early 2013; and (3) no additional property acquisitions or dispositions, other than what has been disclosed subsequent to the third quarter of 2012.

CONTACT: American Campus Communities, Inc., Austin
Gina Cowart, 512-732-1000